Exhibit 99.1

Inotiv Successfully Completes Financial Restructuring Process

Emerges from Chapter 11 with a stronger balance sheet, well positioned to execute on its long-term growth initiatives

Key senior management continue to lead Inotiv; team remains focused on providing clients with critical research products and services

WEST LAFAYETTE, Ind., July 20, 2026 (BUSINESS WIRE) – Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, or “Inotiv”), a leading Contract Research Organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, announced today the completion of its financial restructuring process and emergence from Chapter 11 protection.

Through the restructuring process, Inotiv has reduced its debt by approximately $326 million and significantly strengthened its capital structure. Inotiv emerges with the support of its existing stakeholders, who collectively manage more than $60 billion in assets, and who provided additional capital to support the Company and its long-term vision and growth initiatives.

“Today marks the completion of our restructuring process and the beginning of a new chapter for Inotiv,” said Bob Leasure, President and Chief Executive Officer of Inotiv. “We look forward to a future with significantly less debt and a stronger capital structure, with additional flexibility to advance our strategic initiatives and deliver value to clients. I am grateful to our talented team, who are the key drivers of our success, as well as our clients, partners, and financial stakeholders for their support and confidence throughout this process. As we look ahead, we remain focused on delivering consistent quality and scientific rigor for clients as we advance our long-term vision.”

Additional information on the Company’s chapter 11 case can be found at https://restructuring.ra.kroll.com/Inotiv. Stakeholders can also contact Kroll, Inotiv’s noticing and claims agent, at (844) 408-3698 (for toll-free U.S. and Canada calls) or (646) 825-3849 (for tolled international calls).

Advisors

Inotiv is advised in this matter by Ropes & Gray LLP as legal counsel, Perella Weinberg Partners as investment banker, and FTI Consulting as financial and communications advisor. The Prepetition First Lien Lenders are advised by Davis Polk & Wardwell LLP as legal counsel and BRG as financial advisors. The Ad Hoc Noteholder Group is advised by Paul, Weiss, Rifkind, Wharton & Garrison LLP as legal counsel.

About Inotiv

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs and medical devices to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical research and development projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotiv.com/.

Media Contact

Rachel Chesley / Rose Temple

InotivComms@fticonsulting.com